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                                                                     EXHIBIT 4.7



                               COVENANT NOT TO SUE


        This Covenant Not to Sue ("Agreement") is made and entered into as of February ____, 1998 by and between General Magic, Inc., a Delaware corporation (the "Company"), and Microsoft Corporation, a Washington corporation ("Microsoft").

                                           RECITALS

        A. Microsoft has agreed to purchase from the Company, and the Company has agreed to sell to Microsoft, an aggregate of fifty thousand (50,000) shares of the Company's Series A Convertible Preferred Stock, par value $0.001 (the "Series A Shares"), upon the terms and conditions set forth in that certain Preferred Stock Purchase Agreement of even date herewith by and between the Company and Microsoft (the "Preferred Stock Purchase Agreement").

        B. Microsoft and the Company will enter into a Patent License Agreement ("Patent License Agreement") concurrently with the closing of the purchase contemplated by the Preferred Stock Purchase Agreement.

        C. In connection with the purchase and sale of the Series A Preferred Shares and the execution of the Patent License Agreement, the parties desire to enter into this Agreement setting forth certain terms and conditions regarding the agreement by the Company not to pursue claims related to its patents, as more fully described herein. The parties intend that this Agreement shall be supplemental to the Patent License Agreement pursuant to 11 U.S.C. Section 365(n).

                                          AGREEMENT

        NOW, THEREFORE, the parties hereto agree as follows:

        1.  Definitions.

            1.1 Subsidiary. The term "Subsidiaries" means any corporation, company or other entity: (i) at least 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other such managing authority) are, now or hereafter, owned or controlled directly or indirectly by a part hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists; or (ii) which does not have outstanding shares or securities, as may be the case with a partnership, joint venture, or unincorporated association, but at least 50% of whose ownership interest representing the right to make decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists.

            1.2 Investment Period. The term "Investment Period" means the period that commences upon the closing date of the Preferred Stock Purchase Agreement and terminates




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upon Microsoft's sale or disposition of more than fifty percent (50%) of the
Series A Shares issued under the Preferred Stock Purchase Agreement, or shares of Common Stock of the Company issued upon conversion of such Series A Shares.

            1.3 Patents. The term "Patents" means all patents throughout the world, other than design patents or the equivalents, which are entitled to an effective filing date before or during the Investment Period and which are owned or acquired by the Company or its Subsidiaries, or for which the Company or its Subsidiaries has or acquires rights to, as of the Closing Date of the Preferred Stock Purchase Agreement or during the Investment Period, including without limitation those patents identified on Schedule 1.3.

            1.4 Immunity Period. The term "Immunity Period" means the period that commences upon the first filing and terminates upon the last to expire, of any of the Patents in any jurisdiction.

        2. Covenant of the Company Not To Sue. As partial consideration for the Preferred Stock Purchase Agreement and other rights contemplated therein, and in further consideration of Microsoft's agreement to evaluate the potential for a further working relationship between the parties, the company and its Subsidiaries agree not to (A) sue, or (B) bring, prosecute, assist or participate in any judicial, administrative or other proceedings of any kind against Microsoft or its Subsidiaries or its licensees (including without limitation OEM customers and end users) for infringement of Patents which occurs during the Immunity Period on account of the manufacture, use, sale, importation or distribution of any releases of Microsoft products or products of Microsoft's Subsidiaries. In the event the Company or its Subsidiaries assign any Patent or rights to enforce any Patent, the Company or its Subsidiaries shall require as a condition of any such assignment that the assignee agree to be bound by the provisions of this Agreement, and any attempted assignment of any Patent or rights to enforce any Patent in violation of the foregoing shall be deemed invalid, null and void, and of no force or effect, and further shall have the effects set forth in Section 3 below.

        3. License in the Event of Breach. In the event Company assigns or attempts to assign any Patent or rights to enforce any Patent in violation of
Section 2 hereof, Company shall be deemed to have granted a license to Microsoft or its Subsidiaries or its licensees (including without limitation OEM customers and end users) under the Patents, with such license having the same scope of the license grant contained in Sections 2.1 and 2.2 of the Patent License Agreement.

        4.  General Provisions.

            4.1 Termination; Survival. This Agreement and each of the covenants and obligations contained herein shall terminate at the end of the Immunity Period and shall not be affected by and shall survive (i) termination of the Preferred Stock Purchase Agreement, the Patent License Agreement and any other agreements contemplated in connection therewith, (ii) any merger or sale of stock by any party hereto, (iii) dissolution or liquidation of any party hereto, and (iv) any sale, assignment or exclusive license of one or more of the Patents by the



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Company or its Subsidiaries, provided that no such sale or exclusive license shall be consummated unless in compliance with Section 2 hereof.

            4.2 Specific Performance. The parties agree that damages in the event of breach of this Agreement by the Company or its Subsidiaries would be difficult, if not impossible, to ascertain, and it is therefore agreed that Microsoft, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach, and without posting any bond or other security. The existence of this right shall not preclude Microsoft from pursuing any other rights and remedies at law or in equity which Microsoft may have, including recovery of damages.

            4.3 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

            4.4 Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

            4.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

            4.6 Headings. The headings contained in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Agreement.

            4.7 Severability. In the event any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

            4.8 Assignment. Except as provided in Section 2 hereof, no party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement.

            4.9 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts and by facsimile signatures each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a signature page in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.



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            4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            4.11 Notices. All notices, requests, demands, or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepared, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

If to Microsoft:                    Microsoft Corporation
                                    One Microsoft Way
                                    Redmond, WA 98052-6399
                                    Attention: Robert A. Eshelman
                                    Telephone No.: (425) 882-8080
                                    Facsimile No.: (425) 869-1327

With a copy to:                     Preston Gates & Ellis LLP
                                    5000 Columbia Center
                                    701 Fifth Avenue
                                    Seattle, WA 98104-7078
                                    Attention: Mark R. Beatty
                                    Telephone No.: (206) 623-7580
                                    Facsimile No.: (206) 623-7022

If to GM:                           General Magic, Inc.
                                    420 North Mary Avenue
                                    Sunnyvale, CA 94086
                                    Attention: General Counsel
                                    Telephone No.: (408) 774-4000
                                    Facsimile No.: (408) 774-4022

With a copy to:                     Gary Cary Ware & Freidenrich LLP
                                    400 Hamilton Avenue
                                    Palo Alto, CA 94301
                                    Attention: James Koshland
                                    Telephone No.: (650) 328-6561
                                    Facsimile No.: (650) 327-3699

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 4.11.



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            4.12 Interpretation. When a reference is made in this Agreement to
Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.






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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



"COMPANY"                              "MICROSOFT"

GENERAL MAGIC, INC.                    MICROSOFT CORPORATION

By:_______________________________     By:______________________________________
Title:____________________________     Title:___________________________________
Date:_____________________________     Date:____________________________________



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